[For incentive options
                            granted to employees who
                             are not also directors]

                        INCENTIVE STOCK OPTION AGREEMENT


                  THIS INCENTIVE STOCK OPTION AGREEMENT ("Agreement") is made as of the day of , 19 , by and between BAY AREA BANCSHARES, a California corporation ("Corporation"), and
                               ("Optionee").

                                     RECITAL
                  The Board of Directors of the Corporation (the "Board") pursuant to the Bay Area Bancshares 1993 Stock Option Plan ("Plan"), has determined that it desires to grant to Optionee, pursuant to the Plan and as an incentive for increased efforts during his or her service in the employ of , an "incentive stock option," as defined in Section 422 of the Internal Revenue Code of 1986, as amended, to purchase shares of the common stock of the Corporation on the terms and conditions set forth below.

NOW, THEREFORE, the parties agree as follows:

1. Stock Subject to Option.  The Corporation  hereby grants to
Optionee, under and pursuant to the Plan, the right and option ("Option") to purchase, on the terms and conditions hereinafter set forth, an aggregate of shares of the Corporation's common stock, no par value. The Option is hereby designated as an "incentive stock option," as defined in Section 422 of the Internal Revenue Code of 1986, as amended.

2. Exercise of Option. The Option may be exercised at any time, in whole or in part, during the term of the Option, as provided for in
Section 4 herein. OR The Option may be exercised upon such terms and conditions as the Board shall determine; provided, however, that the Option shall vest and be exercisable in installments as follows: [state installment schedule, if any]
 . [If there is an installment schedule and if optionee is an officer, add subsections 7(d) and 8(c)] CONTINUE IN EITHER CASE In no event, however, shall the Corporation be required to issue fractional shares.

3. Option Price. The purchase price for shares upon exercise of the Option shall be $ per share, which is 100% of the per share fair market value [110% of the per share fair market value, in the case of a 10% shareholder,] of the shares of the Corporation's common stock as of the date of grant of the Option, said value having been established by the Board pursuant to the Plan. Optionee is in agreement that $ is the fair market value of the shares of the Corporation's common stock as of the date of the grant of the Option.

4. Term of Option. The term of this Agreement and Option shall commence on the date hereof, and expire ten (10) years from the date hereof, that is, at 5:00 p.m. Pacific Time, on ,
    , or at such earlier time as provided herein.

5. Manner of Exercise. To the extent that the right to purchase shares has vested hereunder, the Option may be exercised from time to time by written notice to the Corporation stating the number of shares with respect to which the Option is being exercised, and the time of the delivery thereof, which shall not be less than fifteen (15) days and not more than thirty
(30) days after the giving of such notice, unless an earlier date shall have been mutually agreed upon. Shares of common stock purchased pursuant to the exercise of the Option shall, at the time of the notice specifying the date of delivery, be paid for in full, with cash or common stock that is owned by Optionee, or by delivery of the Optionees's Note in the form of Exhibit A and Stock Pledge Agreement in the form of Exhibit B to this Agreement. To the extent payment is being made with cash, Optionee shall deliver a certified or official bank check or the equivalent thereof acceptable to the Corporation. If shares of common stock are tendered as payment, such shares shall be valued at their fair market value, as determined by the Corporation, on the date of the notice given to the Corporation by Optionee with respect to such exercise. At the time specified in the notice for delivery of the certificate, the Corporation shall, without transfer or issue tax to Optionee (or other person entitled to exercise the Option), deliver to Optionee (or other person entitled to exercise the Option) at the principal office of the Corporation, or such other place as shall be mutually acceptable, a certificate or certificates for such shares; provided, however, that the time of such delivery may be postponed by the Corporation for such period as may be required for it with reasonable diligence to comply with any requirements of law. If Optionee (or other person entitled to exercise the Option) fails to pay for all or any part of the number of shares specified in such notice or fails to accept delivery of such shares upon tender of delivery thereof, the right to exercise the Option with respect to such undelivered shares may be terminated. The Board may require that a partial exercise of the Option be for no less than a stated minimum of shares.

6. Non-Assignability of Option Rights. During Optionee's lifetime, the Option may be exercised only by Optionee, and the Option is non-assignable, except by will or comparable testamentary instrument, or by the laws of descent and distribution. In the event of any attachment, execution, or similar process upon the Option, the Corporation shall, as soon as practicable, notify Optionee of such process and, if Optionee does not within a reasonable time (but not to exceed sixty (60) days) obtain an appropriate release of the Option from such process, the Corporation may exercise its right to terminate the Option by notice to Optionee. The Option shall thereupon become null and void.

7. Termination of Employment.(a) In the event that Optionee is no longer an employee of the Corporation or one of its subsidiaries for any reason, the Option shall terminate immediately; provided, however, that Optionee shall have the right, subject to the provisions of Section 4 hereof with respect to the maximum term of the Option, to exercise the Option, at any time within three (3) months from the day he or she ceases to be an employee to the extent that he or she was entitled to exercise the same immediately prior to such day, except as provided below. Whether an authorized leave of absence on military or government service or for other reasons shall constitute a termination of employment for purposes of this Agreement shall be determined by the Board, and such determination of the Board shall be final and conclusive.
                  (b) If Optionee shall become disabled, the three (3) month period specified in Subsection 7(a) shall be six (6) months.
                  (c) If Optionee shall die while an employee, or within not more than three (3) months from the date when he or she ceases to be an employee, his or her estate, personal representative, or beneficiary shall have the right, subject to the provisions of Section (4) hereof, to exercise the Option, at any time within six (6) months from the date of death, to the extent that he or she was entitled to exercise the Option immediately prior to death.
                  [for options granted to officers with  installment  schedules:
(d) Notwithstanding the foregoing, if the employment of the Optionee is "Terminated or Modified", as defined below, as a result of and within 24 months of a Change of Control, as defined below, and if this Option is not fully vested at the time of such Termination or Modification, the remaining installments may vest immediately upon such Termination or Modification. For purposes of this paragraph, "Terminated or Modified" is defined as a change in the Optionee's employment terms that results in a reduction of economic benefits to the Optionee from the Corporation, including but not limited to a reduction in compensation, and "Change of Control" is defined as a merger, acquisition or change of control that requires notice to or approval of State or Federal banking regulators.]

8. Adjustments or Changes in Stock; Change in Control.  (a) In
the event that the outstanding shares of common stock of the Corporation are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Corporation or of another corporation, by reason of reorganization, merger, consolidation, recapitalization, reclassification, stock split, combination of shares, dividend payable in common stock, or acquisition, or any similar transaction, in which the Corporation receives no additional consideration other than shares or other securities, appropriate adjustment shall be made by the Board under the Plan in the number and kind of shares as to which the Option or portion thereof then unexercised shall be exercisable, so that Optionee's proportionate interest in the Corporation by reason of rights under unexercised portions of the Option shall be maintained as before the occurrence of such event. Such adjustment in the Option shall be made without change in the total price applicable to the unexercised portion of the Option and with a corresponding adjustment, if necessary, in the option price per share.
         (b) In the event of a dissolution or liquidation of the Corporation, a merger, consolidation, acquisition, or other reorganization involving the Corporation or a principal subsidiary, in which the Corporation or such principal subsidiary is not the surviving or resulting corporation, or a sale by the Corporation or by a principal subsidiary of all or substantially all of its assets, the Board shall cause the termination of the Option as of the effective date of such transaction, provided, however, that advance notice of the expected effective date of such transaction shall be given to Optionee, to the extent practicable, and Optionee shall have the right to exercise the Option until the date of such termination as to all or any part of the shares as to which the Option is at that time exercisable.
                  [for options granted to officers with  installment  schedules:
(c) In the event this Option is terminated under paragraph (b) immediately above, any portion of this Option that is not vested as of the date of the advance notice to Optionee of the expected effective date of the transaction shall become vested and the Option shall be exercisable in full from the date of such notice until the date the Option terminates.]

9. Rights as a Shareholder. Optionee shall have no rights as a shareholder with respect to any shares of common stock of the Corporation until the date of issuance of a stock certificate to Optionee for such shares. No adjustment shall be made for dividends or other rights for which the record date is prior to the date of such issuance, except as otherwise provided in Paragraph 8 herein.

10. Notification of Sale. Optionee shall promptly notify the Corporation in writing of any sale, transfer or other disposition of any shares acquired by Optionee as a result of exercising all or any part of the Option granted hereunder, which are sold, transferred or otherwise disposed of within two (2) years from the date of grant of the Option and/or within one (1) year from the date of the acquisition of shares by Optionee through exercise of the Option.

11. Withholding Taxes. Whenever the Corporation proposes or is required to issue or transfer shares of common stock under this Agreement, the Corporation shall have the right to require Optionee to remit to the Corporation an amount sufficient to satisfy any Federal, state and/or local withholding tax requirements prior to the delivery of any certificate or certificates for such shares. Alternatively, the Corporation may issue or transfer such shares of common stock net of the number of shares sufficient to satisfy the withholding tax requirements. For withholding tax purposes, the shares of common stock shall be valued on the date the withholding obligation is incurred.

12. No Obligation to Exercise. The granting of the Option hereunder shall impose no obligation upon Optionee to exercise the Option as to the shares or any portion thereof covered thereby.

13.  Incorporation  of Bay Area  Bancshares  1993 Stock Option
Plan. The Option is granted by the Corporation pursuant to the Plan, adopted by the Board and approved by the shareholders of the Corporation. The parties hereby agree that the terms and conditions of the Plan, as now in effect, shall, by this reference, be incorporated in this Incentive Stock Option Agreement as though set forth in full. Optionee acknowledges receipt of a copy of the Plan. A copy of the Plan shall also be maintained at the principal office of the Corporation and made available to Optionee for inspection during the business hours of the Corporation. In the event of any conflict between the provisions of this Agreement and the provisions of the Plan, then the provisions of the Plan shall be controlling.

14. Restrictions on Tranferability. (a) If the shares of stock covered by the Plan have been registered with the Securities and Exchange Commission pursuant to Section 5 of the Securities Act of 1933 and qualified or registered under any applicable blue sky laws, the restrictions on transferability of such shares set forth in Section 14(b) shall not apply.
         (b) Unless the shares of stock covered by the Plan have been registered with the Securities and Exchange Commission pursuant to Section 5 of the Securities Act of 1933 and qualified or registered under any applicable blue sky laws, Optionee by accepting the Option represents and agrees, for himself or herself and his or her transferees, that all stock will be acquired for investment and not for resale or distribution. Upon exercise of any portion of the Option, the person entitled to exercise the same shall, upon request of the Corporation, furnish evidence satisfactory to the Corporation (including a written and signed representation) to the effect that the stock is being acquired in good faith for investment and not for resale or distribution. Furthermore, the Corporation, at its sole discretion, may take all reasonable steps, including affixing a legend, which may be in substantially the following form, on certificates embodying the shares:
         The shares represented by this certificate have not been registered under the Securities Act of 1933 [or qualified under the California
         Corporate Securities Law of 1968] and may not be sold, pledged, hypothecated or otherwise transferred or offered for sale in the absence of an effective registration statement with respect to them under the Act and qualification under applicable blue sky law, or a written opinion of counsel for the optionee which opinion shall be acceptable to counsel for the issuer that registration and qualification are not required.

to assure itself against any sale or distribution by Optionee which does not comply with the Plan or any federal or state securities laws. In the event that Optionee at any time contemplates the disposition of any of the stock acquired upon the exercise of the Option (whether by sale, exchange, gift or other form of transfer), he or she shall first notify the Corporation of such proposed disposition and shall thereafter cooperate with the Corporation in complying with all applicable requirements of law which, in the opinion of the Corporation, must be satisfied prior to the making of such disposition. Before consummating such disposition, Optionee shall provide to the Corporation an opinion of Optionee's counsel, of which both such opinion and such counsel shall be satisfactory to the Corporation, that such disposition will not result in a violation of any state or federal securities laws or regulations.

15. Notices. Any notices required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by registered or certified mail to , in the case of Optionee, and to its principal office in the case of the Corporation, or such other address as one may communicate to the other in writing.

16. Waiver of Breach. The waiver by either party of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any such party.
17. Assignment. The rights and obligations of the Corporation and Optionee under this Agreement shall inure to the benefit of and shall be binding upon their successors and assigns, except that the right to exercise the Option herein provided for shall not be assignable except to the extent set forth in Paragraph
6 hereof.
18. Incentive Stock Option Tax Treatment.  It is understood by
Optionee that in granting the Option and by executing this Agreement, the Corporation desires and intends to qualify the Option as an "incentive stock option," as defined in Section 422 of the Internal Revenue Code of 1986, as amended. However, Optionee further understands that, by taking such steps, the Corporation does not guarantee that the favorable tax treatment available to incentive stock options will in fact be obtained by Optionee.

19.  Entire  Agreement.  This  instrument  contains the entire
Agreement of the parties. It may not be changed orally, but only by agreement in writing signed by the parties against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day of , 19 .

BAY AREA BANCSHARES,
a California corporation



By

Its
Optionee